Presidents Plaza, Building One,

196 Van Buren Street, Suite

300, Herndon, VA 20170

Contact:	Richard Ramlall, SVP of Strategic and External Affairs, 703-434-8430
Carolyn Capaccio, Lippert/Heilshorn & Associates, 212-838-3777

FOR IMMEDIATE RELEASE

RCN Appoints Michael Sicoli

Executive Vice President and Chief Financial Officer

Herndon, VA, May 12, 2005 - RCN Corporation (NASDAQ: RCNI), a leading provider of total communications service, today announced that Michael T. Sicoli, 34, has joined the company as Executive Vice President and Chief Financial Officer. Mr. Sicoli comes to RCN from Nextel Communications, Inc. (NASDAQ: NXTL) where he held the position of Vice President and Assistant Treasurer. Patrick Hogan, who has served as RCN’s CFO since 2004, has been appointed Executive Vice President-Corporate. Both Mr. Sicoli and Mr. Hogan will report to Peter Aquino, RCN’s President and CEO.

James Mooney, Chairman of RCN’s board of directors, stated “We are extremely pleased to have Mike join our executive management team. His experience and expertise are a perfect fit for the new, revitalized RCN and his financial leadership is a valuable asset to our organization.”

Peter Aquino, President and Chief Executive Officer of RCN, stated, “We hold Mike Sicoli’s accomplishments at Nextel in very high regard. He has played a critical role in planning and managing corporate financial activities and public company reporting for Nextel. We look forward to having him guide RCN to future financial success. I want to thank Pat Hogan for the pivotal role he played during the restructuring and am very pleased that he has agreed to stay on and assist me in his new role.”

Prior to joining RCN, Mr. Sicoli spent over seven years at Nextel Communications, Inc., where he held a number of positions of increasing authority within the company’s finance organization, including his most recent position of Vice President & Assistant Treasurer, which he has held since 2002. Prior to joining Nextel, he worked for both Deloitte Consulting and Accenture in Washington, D.C.

Mr. Sicoli holds an M.B.A. from The University of Virginia, Darden Graduate School of Business Administration, and a B.A. in Economics from The College of William and Mary.

About RCN Corporation

RCN Corporation, http://www.rcn.com, is one of the largest facilities-based competitive providers of bundled phone, cable and high-speed Internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN provides service in the Boston, New York, Eastern Pennsylvania, Washington, D.C., Chicago, San Francisco and Los Angeles metropolitan markets.

RCN Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

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